Exhibit 23.1

Plante & Moran, PLLC Suite 300 19176 Hall Road Clinton Township, MI 48038 Tel: 586.416.4900 Fax: 586.416.4901 plantemoran.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

We consent to the incorporation by reference in this Registration Statement of Rockwell Medical, Inc. on Form S-3 of our reports dated March 15, 2018 on the consolidated financial statements and schedule of Rockwell Medical, Inc. and Subsidiaries as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017 and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, appearing in the Annual Report on Form 10-K of Rockwell Medical, Inc. for the year ended December 31, 2017 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ PLANTE & MORAN, PLLC

Clinton Township, Michigan
November 15, 2018